Exhibit 22.1

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation	Ownership
Digital IP Advisors Inc.	NY	100%
Quest Licensing Corporation	DE	100%
Quest Packaging Solutions Corporation	NY	90%
Quest Nettech Corporation	TX	65%
Semcon IP, Inc.	TX	100%
Mariner IC, Inc.	TX	100%
IC Kinetics, Inc.	TX	100%
CXT Systems, Inc.	TX	100%
Photonic Imaging Solutions Inc.	TX	100%
M-Red Inc.	TX	100%
Audio Messaging Inc.	TX	100%
Peregrin Licensing LLC	TX	100%
Taasera Licensing LLC	TX	100%
Soundstreak Texas LLC	TX	100%
Multimodal Media LLC	TX	100%
LS Cloud Storage Technologies, LLC	TX	100%
Tyche Licensing LLC	TX	100%
Deepwell IP LLC	TX	100%
EDI Licensing LLC	TX	100%
Koyo Licensing LLC	TX	100%
Harbor Island Dynamic LLC	TX	100%
Flash Uplink LLC	TX	100%
MR Licensing LLC	TX	100%